Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Portage Biotech Inc.

9,631,580 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on April 12, 2024 (the “April 12, 2024 Form 6-K”). Accordingly, we have attached the April 12, 2024 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PRTG”. On April 12, 2024, the closing sale price of our Ordinary Shares as reported on Nasdaq was $0.44.

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Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is April 12, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of April 2024

Commission File Number: 001-40086

Portage Biotech Inc.
(Translation of registrant's name into English)

British Virgin Islands
(Jurisdiction of incorporation or organization)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110.
(Address of principal executive office)

c/o Portage Development Services Inc., Ian Walters, 203.221.7378
61 Wilton Road, Westport, Connecticut 06880
(Name, telephone, e-mail and/or facsimile number and Address of Company Contact Person)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

INCORPORATION BY REFERENCE

This report on Form 6-K (including the exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statement on Form S-8 (File No. 333-275842) of Portage Biotech Inc. (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

Exhibits

The following Exhibit is filed with this report:

Exhibit Number	Description

99.1	Press Release dated April 12, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Portage Biotech Inc.
(Registrant)

Date: April 12, 2024	/s/ Allan Shaw
Allan Shaw
Chief Financial Officer

EXHIBIT 99.1

Portage Biotech Announces Plans to Expand its Evaluation of Strategic Alternatives

-Adenosine clinical development paused

WESTPORT, Conn., April 12, 2024 (GLOBE NEWSWIRE) -- Portage Biotech Inc. (NASDAQ: PRTG), a clinical-stage immuno-oncology company advancing novel multi-targeted therapies for use as monotherapy and in combination, today reported that it is expanding its evaluation of strategic alternatives and implementing additional measures to extend its available cash runway.

After a review of the Company’s future funding needs for clinical development of its adenosine antagonist platform as well as the current capital raising market for the Company, the Board of Directors has made the decision to pause further enrollment in the ADPORT-601 clinical trial of PORT-6 (adenosine 2A inhibitor) and PORT-7 (adenosine 2B inhibitor). The Company will explore strategic alternatives, which may include finding a partner for one or more of its assets, a potential sale of one or more of its assets, a sale of the Company, a merger, restructurings, both in and out of court, company wind down or other strategic action.

There can be no assurance that the evaluation of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms. If the Company is unable to complete a transaction, it may be required to seek a restructuring or company wind down. There is no set timetable for this evaluation and Portage does not intend to disclose developments with respect to this evaluation unless and until it determines that further disclosure is appropriate or legally required.

About Portage Biotech Inc.
Portage is a clinical-stage immuno-oncology company advancing multi-targeted therapies to extend survival and significantly improve the lives of patients with cancer. The Company is focused on advancing its potentially best-in-class adenosine antagonists in the ADPORT-601 trial of PORT-6 (adenosine 2A inhibitor) and PORT-7 (adenosine 2B inhibitor). These programs are being advanced using innovative trial designs and translational data to identify the patient populations most likely to benefit from treatment. For more information about the trial please click here. The Company’s unique business model leverages a strong network of academic experts and large pharma partners to rapidly and efficiently advance multiple products. For more information, please visit www.portagebiotech.com, follow us on Twitter at @PortageBiotech or find us on LinkedIn at Portage Biotech Inc.

Forward-Looking Statements
All statements in this news release, other than statements of historical facts, including without limitation, statements about the Company that are forward-looking in nature and, business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words "believe," "expect," "anticipate," "intend," "estimate," “will,” “may,” “plan,” “potential,” “continue,” or similar expressions or variations on such expressions are forward-looking statements. For example, statements regarding the Company’s plans to explore strategic alternatives, which may include finding a partner for one or more of its assets, a potential sale of one or more of its assets, a sale of the Company, a merger, restructurings, both in and out of court, company wind down, or other strategic action are forward-looking statements. As a result, forward-looking statements are subject to certain risks and uncertainties, including, but are not limited to: availability of suitable third parties with which to conduct potential strategic transactions; whether the Company will be able to pursue a strategic transaction, or whether any transaction, if pursued, will be completed on attractive terms or at all; whether the Company’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital requirements; and other factors set forth in “Item 3 - Key Information-Risk Factors” in the Company’s Annual Report on Form 20-F for the year ended March 31, 2023 and in subsequent filings with the U.S. Securities and Exchange Commission. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, undue reliance should not be placed on them as actual results may differ materially from these forward-looking statements. The forward-looking statements contained in this news release are made as of the date hereof, and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, except as required by law.

FOR MORE INFORMATION, PLEASE CONTACT:

Investor Relations:
ir@portagebiotech.com

Media Relations:
media@portagebiotech.com